CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2017 RESULTS

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

Norton, Massachusetts, May 9, 2017. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $2.8 million and a net loss of $604 thousand for the quarter ended April 1, 2017. This compares with revenues of $5.2 million and net income of $197 thousand for the quarter ended April 2, 2016.

Grant Bennett, President and CEO, said: “First quarter 2017 revenues remained at the level experienced in the fourth quarter of 2016 and are reflective of continued weakness in demand for traction baseplates from our major European customers. As mentioned previously, we believe this weakness to be temporary. Towards the end of the first quarter we saw a pickup in orders for baseplates that will be reflected somewhat in our second quarter and primarily in our third and fourth quarter revenues. In the first quarter we had positive meetings in Japan and China with potential major baseplate customers who are now moving forward with qualification of CPS baseplates. We expect our baseplate revenues from Asia will be similar to our revenues from Europe over time.”

Mr. Bennett continued, “Historically a small number of European customers in the traction power module market have generated the majority of our revenues. Demand has been volatile. While we seek to deepen our penetration of this market worldwide, particularly in Asia, we are also focused on diversifying our customer and product base to reduce dependence on any one market and on a small number of customers. Our sales cycle is long, often three to four years, because it usually begins at the design stage of our customers, but once we are designed in, most programs last for many years. We refer to those identified opportunities in various stages of our sales cycle as being in our pipeline. As stated in a letter to shareholders dated April 26, ‘the pipeline is fuller today than it has ever been.”

“Where will growth come in the future? Based on what is in our pipeline today, we see applications in the US defense electronics market becoming a larger share of our revenues, shipments to Japan and China growing, and new products being introduced in both current and new markets. Also, demand in Europe, having proved to be volatile, is beginning to rebound,” said Bennett.

The Company will be hosting its first quarter conference call with investors at 4:30pm on Tuesday, May 9. Those interested in participating in the conference call should dial:

Call in Number: 1-855-863-0441

Conference ID: 16653385

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2016 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	April 1,	April 2,
	2017	2016

Total Revenues	$2,845,299	$5,215,617
Cost of Sales	2,925,691	4,084,060
Gross Margin	(80,392)	1,131,557
Operating Expenses	973,430	908,169
Operating Income (loss)	(1,053,822)	223,388
Interest income, net	2,628	3,740
Income (loss) before taxes	(1,051,194)	227,128
Income tax provision (benefit)	(446,792)	30,000
Net income (loss)	$(604,402)	$197,128
Net income (loss) per common share	$(0.05)	$0.01
Weighted average shares outstanding	13,203,436	13,198,236

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	April 1,	Dec. 31,
	2017	2016
Assets

Current assets:
Cash and cash equivalents	$2,875,613	$3,407,760
Accounts receivable, net	1,753,119	1,959,606
Inventories, net	1,947,851	1,970,961
Prepaid expenses	124,827	88,443
Total current assets	6,701,410	7,426,770

Property and equipment, net	1,675,510	1,783,627
Deferred taxes	3,274,141	2,827,349
Total assets	$11,651,061	$12,037,746

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$884,420	$662,482
Accrued expenses	545,325	623,959
Total current liabilities	1,429,745	1,286,441

Stockholders' equity	10,221,316	10,751,305
Total liabilities and stockholders' equity	$11,651,061	$12,037,746